SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 1997

                       ELECTRONICS COMMUNICATIONS CORP.
            (Exact name of Registrant as specified in its Charter)

        Delaware                    1-13764                      11-2649088
(State of Incorporation)         (Commission File              (IRS Employer
                                      Number)                Identification No.)

10 Plog Road, Fairfield, New Jersey  07004
(Address of Principal Executive Office, including Zip Code)

Registrant's telephone number, including area code: (201) 808-8862

Former name or former address, if changed since last report: N/A

      On May 28, 1997, the Company's Board of Directors unanimously adopted Resolutions authorizing and directing that the Company put into effect and consummate a 12-to-1 reverse stock split of its $.05 par value Common Stock, in exchange for its new $.60 par value Common Stock, and a 3-to-1 reverse stock split of the Company's Series B Preferred Stock, each to be effective as of the close of business on July 31, 1997.

      On July 31, 1997, pursuant to filings and notifications with NASDAQ and the Boston Stock Exchange, the 12-to-1 reverse stock split of the Company's Common Stock was announced and put into effect. As a result, shareholders of record at the close of business on July 31, 1997 will be entitled and will be required to exchange twelve (12) shares of the Company's $.05 par value Common Stock for each one (1) share of the Company's newly issued $.60 par value Common Stock. Instructions and notices regarding such exchange are being issued to the Company's shareholders by the transfer agent and registrar, American Stock Transfer & Trust Company. For a period of approximately twenty (20) days from today, the Company's Common Stock will trade under the symbol "ELCCD", to denote a new issue. From and after August 28, 1997, the Company's symbol will return to "ELCC."

      As the same time, the Company's transfer agent shall advise and instruct the holders of the Company's Class A Common Stock Purchase Warrants that as a result of the 12-to-1 Common Stock reverse, such holders will now be required to tender and exchange twelve (12) Class A Warrants for each one (1) share of new $.60 par value Common Stock sought to be converted, together with a conversion price of $27.00 (i.e., 12 x the prior conversion price of $2.25 for each share to be converted and purchased).

      Also on July 31, 1997, the Company effected a 3-to-1 reverse stock split of its non- publicly traded Series B Preferred Stock.

      On July 31, 1997, the Company issued a press release concerning these circumstances. (See Exhibit "A".)

EXHIBIT TO FORM 8-K

      July 31, 1997 press release regarding the 12-to-1 reverse stock split of the Company's $.05 par value Common Stock, issuance of new $.60 par value Common Stock, and requirement that twelve (12) Class A Warrants are now required to be tendered to purchase one (1) share of the Company's new $.60 par value Common Stock, together with a $27.00 conversion price.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 31, 1997


                                       ELECTRONICS COMMUNICATIONS CORP.

                                       By: /s/ William S. Taylor
                                           -------------------------------------
                                           William S. Taylor, President